LAURUS MASTER FUND, LTD.
                       c/o Laurus Capital Management, LLC
                                825 Third Avenue
                            New York, New York 10022

May 12, 2006

Thomas Equipment, Inc.
Thomas Ventures, Inc.
1818 North Farwell Avenue
Milwaukee, Wisconsin 53202
Attention:  David Marks

            Re:  Amendment to Security and Purchase Agreement
                 --------------------------------------------

Ladies and Gentlemen:

      Reference is made to the Security and Purchase Agreement dated as of November 9, 2004 (as amended, restated, modified and supplemented from time to time, the "Agreement") among Thomas Equipment, Inc. (f/k/a Maxim Mortgage Corporation) ("Thomas Equipment") and Thomas Ventures, Inc. ("Thomas Ventures") (Thomas Equipment and Thomas Ventures, each a "Company" and collectively, "Companies") and Laurus Master Fund, Ltd. ("Laurus"). Capitalized terms used herein that are not defined shall have the meanings given to them in the Agreement.

      Companies have requested that Laurus amend the Agreement and Laurus is willing to do so on the terms and conditions set forth below.

      In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

      Subject to satisfaction of the conditions precedent set forth below, the Agreement is hereby amended as follows:

            (a) Section 2(d) of the Agreement is hereby amended in its entirety to provide as follows:

                  "(d) Term Loans.

                        (i) Subject to the terms and conditions set forth herein
            and in the Ancillary Agreements, Laurus shall make a term loan (the "Closing Date Term Loan") to Company and the Eligible Subsidiaries in an aggregate amount equal to $6,000,000. The Closing Date Term Loan shall be advanced on the Closing Date and shall be, with respect to principal, payable in consecutive monthly installments of principal commencing on July 1, 2005 and on the first day of each month thereafter, subject to acceleration upon the occurrence of an Event of Default or termination of this Agreement. The first twenty-eight principal installments shall each be in the amount of $206,896 and the twenty-ninth and final installment shall be in an amount equal to the unpaid principal balance of the Closing Date Term Loan plus all accrued and unpaid interest thereon. The Closing Date Term Loan shall be evidenced by the Closing Date Secured Convertible Term Note.

                        (ii) Subject to the terms and conditions set forth
            herein and in the Ancillary Agreements, Laurus shall make a term loan (the "Second Term Loan") to Company and the Eligible Subsidiaries in an aggregate amount equal to $1,900,000. The Second Term Loan shall be advanced on February 28, 2005 and shall be, with respect to principal, payable in consecutive monthly installments of principal commencing on July 1, 2005 and on the first day of each month thereafter, subject to acceleration upon the occurrence of an Event of Default or termination of this Agreement. The first twenty-eight principal installments shall each be in the amount of $65,517 and the twenty-ninth and final installment shall be in an amount equal to the unpaid principal balance of the Second Term Loan plus all accrued and unpaid interest thereon. The Second Term Loan shall be evidenced by the Second Secured Convertible Term Note.

                        (iii)Subject to the terms and conditions set forth
            herein and in the Ancillary Agreements, Laurus shall make a term loan (the "Third Term Loan") to Company and the Eligible Subsidiaries in an aggregate amount equal to $4,640,000. The Third Term Loan shall be advanced on January 6, 2006 and shall be payable in full together with all accrued and unpaid interest thereon and all other amounts due and owing with respect thereto, subject to acceleration upon the occurrence of an Event of Default or termination of this Agreement, upon the earlier of (A) July 6, 2006 and (B) the consummation of any offering of Thomas Equipment's Common Stock to a Person other than Laurus. The Third Term Loan shall be evidenced by the Third Term Note.

                        (iv) Subject to the terms and conditions set forth
            herein and in the Ancillary Agreements, Laurus shall make a term loan (the "Fourth Term Loan" and together with the Closing Date Term Loan, the Second Term Loan and the Third Term Loan, each a "Term Loan" and collectively the "Term Loans") to Company and the Eligible Subsidiaries in an aggregate amount equal to $8,500,000. The Fourth Term Loan shall be advanced on May 12, 2006 and shall be, with respect to principal, payable in consecutive monthly installments of principal in the amounts set forth in the Fourth Term Note commencing on September 1, 2006 and on the first day of each month thereafter, subject to acceleration upon the occurrence of an Event of Default or termination of this Agreement. The Fourth Term Loan shall be evidenced by the Fourth Term Note. Notwithstanding anything herein to the contrary, Laurus may, in its sole discretion, increase the principal amount of the Fourth Term Loan, from time to time following Company Agent's request therefor, by additional amounts not to exceed $6,500,000 in the aggregate in accordance with and pursuant to the terms of that certain side letter dated May 12, 2006 from Laurus to Company and the Eligible Subsidiaries and all such amounts so provided by Laurus to Company and the Eligible Subsidiaries shall be deemed Obligations hereunder secured by the Collateral; provided, however, nothing contained herein shall be deemed a commitment by Laurus to extend any such additional financial accommodations to Company or any Eligible Subsidiary."

            (b) Section 13(e) of the Agreement is hereby amended in its entirety to provide as follows:

                  "(e) Use of Funds. It will use the proceeds of the Loans only to fund the transactions contemplated by the Acquisition Documentation and for Company's and each Eligible Subsidiary's working capital purposes. Notwithstanding anything herein to the contrary, Company and each Eligible Subsidiary will use (i) the proceeds of the Third Term Loan solely to pay for Company's, such Eligible Subsidiary's, Thomas Canada's and/or Thomas Asia's (A) outstanding accounts payable owing to their suppliers, (B) the purchase of materials and parts for the assembly of their Inventory and (C) employee gross wages, taxes and benefits in the normal course of their businesses and (ii) the proceeds of the Fourth Term Loan as follows: (A) $5,336,000 to repay in full the Third Term Loan and (B) $3,164,000 (net of all fees payable by Company and each Eligible Subsidiary in connection with the closing and funding of the Fourth Term Loan) solely to pay for Company's, such Eligible Subsidiary's, Thomas Canada's and/or Thomas Asia's (x) outstanding accounts payable owing to their suppliers, (y) the purchase of materials and parts for the assembly of their Inventory and (z) employee gross wages, taxes and benefits in the normal course of their businesses; provided, however, the use of the proceeds of any Loan shall be approved by the Financial Consultant prior to the use of such proceeds for any purpose including, without limitation, for the purposes described in subsections (i) and (ii) above (other than for the purposes described in subsection (A) above and the payment of any fees, expenses and other amounts by Company and any Eligible Subsidiary to Laurus in connection with the Loans). Company and each Eligible Subsidiary hereby acknowledge that breach of this Section 13(e) shall constitute an automatic Event of Default and no cure or grace period shall be applicable thereto notwithstanding any other provision of this Agreement to the contrary."

            (c)    The following subsections are hereby added to the end of
Section 13 of the Agreement:

                  "(v) Financial Consultant. Each of Company and each Eligible
            Subsidiary covenants and agrees that Company shall retain a financial consultant selected by Company from a list of financial consultants acceptable to Company and Laurus (the "Financial Consultant"). Company and each Eligible Subsidiary shall fully cooperate with the Financial Consultant so retained and shall authorize the Financial Consultant to provide such information and reports from time to time with respect to Company and each Eligible Subsidiary and their financial condition, business, assets, liabilities and prospects, as Laurus shall from time to time request. All fees and expenses of the Financial Consultant or shall be solely the responsibility of Company and each Eligible Subsidiary and in no event shall Laurus have any liability or responsibility for the payment of any such fees or expenses, nor shall Laurus have any obligation or liability to Company and/or any Eligible Subsidiary or any other Person by reason of any acts or omissions of the Financial Consultant. Company and each Eligible Subsidiary hereby acknowledge that breach of this Section 13(v) shall constitute an automatic Event of Default and no cure or grace period shall be applicable thereto notwithstanding any other provision of this Agreement to the contrary.

                  (w) Korean Companies. Each of Company and each Eligible
            Subsidiary covenants and agrees that, on or prior to May 15, 2006, it shall cause, or cause its Subsidiaries to cause, each Korean Company to (i) guaranty all of the Obligations, (ii) grant to Laurus a Lien (free and clear of any other Liens other than Liens permitted by Laurus) in all of its assets (real and personal) to secure all of such Korean Company's obligations and liabilities under its guaranty of the Obligations and (iii) execute and deliver to Laurus all such certificates, instruments, documents, agreements and opinions of counsel as may be required by Laurus or its counsel in connection with the requirements set forth in subsections (i) and (ii) above. Company and each Eligible Subsidiary hereby acknowledge that breach of this Section 13(w) shall constitute an automatic Event of Default and no cure or grace period shall be applicable thereto notwithstanding any other provision of this Agreement to the contrary.

                  (x) Royal Bank of Canada. Each of Company and each Eligible
            Subsidiary covenants and agrees that Laurus, at any time, may, at its sole option, refinance all of the obligations and liabilities owing by Pneutech, Rousseau and Hydramen to Royal Bank of Canada (the "RBC Indebtedness") so long as Pneutech, Rousseau, Hydramen and Laurus mutually agree on the terms of the documentation evidencing such financing. Upon such mutual agreement, each of Company and each Eligible Subsidiary shall cause Pneutech, Rousseau and Hydramen to execute and deliver to Laurus all such certificates, instruments, documents, agreements and opinions of counsel as may be required by Laurus or its counsel in order to consummate Laurus' refinancing of the RBC Indebtedness. Company and each Eligible Subsidiary hereby acknowledge that breach of this Section 13(x) shall constitute an automatic Event of Default and no cure or grace period shall be applicable thereto notwithstanding any other provision of this Agreement to the contrary."

            (d) The following definitions in Annex A to the Agreement are hereby amended in their entirety to provide as follows:

                  "Notes" means each of the Minimum Borrowing Notes, the
            Revolving Note, the Secured Convertible Term Notes, the Third Term Note and the Fourth Term Note made by Company and each Eligible Subsidiary in favor of Laurus in connection with the transactions contemplated hereby, as the same may be amended, modified, supplemented and restated from time to time, as applicable.

                  "Seller" means McBan Equipment Ltd. (as successor in interest of 016133 N.B. Ltd., f/k/a Thomas Equipment Ltd.), a corporation organized under the laws of Canada.

                  "Subordination Agreement" means the collective reference to any one or more of the following agreements: (a) the Subordination Agreement dated as of the date hereof among Seller, McCain Foods Limited, Thomas Canada, Laurus, Thomas Equipment and Thomas Ventures, (b) the Subordination Agreement dated as of the date hereof made by Crivello Group, LLC, Frank Crivello, Clifford Rhee, David Marks, Kenneth Shirley, James E. Patty and Laurus, (c) the Acknowledgment, Direction and Subordination Agreement dated as of July 27, 2005 among Royal Bank of Canada, Laurus, Thomas Equipment, Thomas Ventures, Thomas Canada, Pneutech, Rousseau and Hydramen, (d) the Postponement and Subordination Agreement dated as of February 28, 2005 among Raymond D. J. Playfair, Kathleen Playfair, Allan Playfair, Rudy Van Den Ende, Louis Arpin Van Den Ende, Mario Carpanzano, Laurus, Pneutech and Rousseau, (e) the Subordination and Postponement Agreement dated as of February 28, 2005 among 3156176 Canada Inc., 4237901 Canada Inc., Laurus and Pneutech and (f) any and all subordination agreements entered into from time to time in favor of Laurus with respect to the Obligations, as each of the same may be amended, modified and supplemented from time to time.

                  "Term Loans" has the meaning set forth in Section 2(d)(iv).

                  "Total Investment Amount" means $38,400,000, as such amount may be increased from time to time pursuant to Section 2(d)(iv).

            (e) the following definitions are hereby added to Annex A to the Agreement in their appropriate alphabetical order:

                  "Financial Consultant" has the meaning set forth in Section
            13(v).

                  "Fourth Term Note" means the Secured Term Note made by Company and each Eligible Subsidiary in favor of Laurus in the aggregate principal amount of Eight Million Five Hundred Thousand Million Dollars ($8,500,000), as the same may be amended, modified, supplemented and restated from time to time.

                  "Korean Companies" means, collectively, Thomas Asia and
            Samsung.

                  "Samsung" means Samsung Industries Co., Inc., a company
            organized under the laws of the Republic of Korea.

      This letter agreement shall become effective upon satisfaction of the following conditions precedent: Laurus shall have received (i) a management fee for the benefit of Laurus Capital Management, LLC in the amount of $297,500 which fee shall be deducted from the proceeds of the Fourth Term Loan, be fully earned as of the date hereof and shall not be subject to reduction, rebate or proration whatsoever, (ii) a copy of this Amendment executed by Companies and consented and agreed to by each guarantor listed below, (iii) fully executed originals of all documents instruments and agreements set forth on the transaction checklist attached hereto as Exhibit A and (iv) all such other certificates, instruments, documents, agreements and opinions of counsel as may be required by Laurus or its counsel, each of which shall be in form and substance satisfactory to Laurus and its counsel.

      By their signatures below, each of Pneutech, Rousseau and Hydramen (each a "Pneutech Entity" and collectively, the "Pneutech Entities") covenants and agrees that Laurus, at any time, may, at its sole option, refinance all of the obligations and liabilities owing by the Pneutech Entities to Royal Bank of Canada (the "RBC Indebtedness") so long as the Pneutech Entities and Laurus mutually agree on the terms of the documentation evidencing such financing. Upon such mutual agreement, each Pneutech Entity agrees to execute and deliver to Laurus all such certificates, instruments, documents, agreements and opinions of counsel as may be required by Laurus or its counsel in order to consummate Laurus' refinancing of the RBC Indebtedness.

      For good and valuable consideration, receipt of which is hereby acknowledged, Laurus hereby appoints Thomas Equipment (the "Proxy Holder"), with a mailing address at 1818 North Farwell Avenue, Milwaukee, Wisconsin 53202, with full power of substitution, as proxy, to vote all shares of Common Stock of Thomas Equipment, now or in the future owned by Laurus, but solely to the extent issuable upon exercise of the Option dated November 9, 2004 (the "November 2004 Option") made by Thomas Equipment in favor of Laurus (the "Shares"). This proxy is irrevocable and coupled with an interest. Upon the sale or other transfer of the Shares, in whole or in part, or the assignment of the November 2004 Option, this proxy shall automatically terminate (x) with respect to such sold or transferred Shares at the time of such sale and/or transfer, or (y) with respect to all Shares in the case of an assignment of the November 2004 Option, at the time of such assignment, in each case, without any further action required by any Person. Laurus shall use its best efforts to forward to Proxy Holder within two (2) Business Days following Laurus' receipt thereof, at the address for Proxy Holder set forth above, copies of all materials received by Laurus relating, in each case, to the solicitation of the vote of shareholders of Thomas Equipment. This proxy shall remain in effect with respect to the Shares of Thomas Equipment during the period commencing on the date hereof and continuing until the payment in full of all obligations and liabilities owing by Thomas Equipment to Laurus (as the same may be amended, restated, extended or modified from time to time).

      Thomas Equipment acknowledges that it has an affirmative obligation to make prompt public disclosure of material agreements and material amendments to the Agreement and the Ancillary Agreements. It is Thomas Equipment's determination that, except as shall be set forth in Thomas Equipment's Form 8-K to be filed no later than two (2) Business Days following the date hereof, a copy of which shall be delivered to Laurus, neither this letter agreement nor the terms and provisions of this letter agreement (collectively, the "Information") are material. Thomas Equipment has had an opportunity to consult with counsel concerning this determination. Thomas Equipment hereby agrees that Laurus shall not be in violation of any duty to Thomas Equipment or its shareholders, nor shall Laurus be deemed to be misappropriating any information of Thomas Equipment, if Laurus sells shares of common stock of Thomas Equipment, or otherwise engages in transactions with respect to securities of Thomas Equipment, while in possession of the Information.

      Except as specifically amended herein, the Agreement and the Ancillary Agreements shall remain in full force and effect, and are hereby ratified and confirmed. The execution, delivery and effectiveness of this letter agreement shall not operate as a waiver of any right, power or remedy of Laurus, nor constitute a waiver of any provision of the Agreement or any of the Ancillary Agreements. This letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

                    [Remainder of Page Intentionally Left Blank]

      This letter agreement may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

                                            Very truly yours,

                                            LAURUS MASTER FUND, LTD.

                                            By: /s/ DAVID GRIN
                                                --------------------------
                                                Name: David Grin
                                                Title: Fund Manager

CONSENTED AND AGREED TO:

THOMAS EQUIPMENT, INC.
(f/k/a Maxim Mortgage Corporation)

By:  /s/ DAVID MARKS
    -----------------------------
    Name: David Marks
    Title: Chairman


THOMAS VENTURES, INC.

By: /s/ DAVID MARKS
    ----------------------------
    Name: David Marks
    Title: Chairman


THOMAS EQUIPMENT 2004 INC.

By: /s/ DAVID MARKS
    ----------------------------
    Name: David Marks
    Title: Chairman

                      [Additional Signature Page to Follow]

PNEUTECH INC.

By: /s/ CLIFFORD RHEE
    ----------------------------
    Name: Clifford Rhee
    Title: President


ROUSSEAU CONTROLS INC.

By: /s/ CLIFFORD RHEE
    ----------------------------
    Name: Clifford Rhee
    Title: President


HYDRAMEN FLUID POWER LIMITED

By: /s/ CLIFFORD RHEE
    ----------------------------
    Name: Clifford Rhee
    Title: President

          [Signature Page to Amendment to Security and Purchase Agreement]

                                    Exhibit A

                                Closing Checklist

                                       10